As filed with the Securities and Exchange Commission on September 6, 2013

Registration No. 333-180619

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROLOR BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-0854033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Golda Meir Street Weizmann Science Park
Nes-Ziona, Israel	74140
(Address of Principal Executive Offices)	(Zip Code)

Kate Inman, Esq.

Deputy General Counsel and Secretary

OPKO Health, Inc.

4400 Biscayne Boulevard
                  Miami, Florida 33137

(Name and Address of Agent for Service)

                                     (305) 575-4100
(Telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-180619) (the “Registration Statement”) filed with the Securities and Exchange Commission by PROLOR Biotech, Inc., f/k/a Modigene Inc. (the “Registrant”), on April 6, 2012. This Post-Effective Amendment No. 1 is being filed to remove from registration all securities that were registered but that remain unsold under the Registration Statement.

On August 29, 2013, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 23, 2013, by and among the Registrant, OPKO Health, Inc., a Delaware corporation (“OPKO”), and POM Acquisition, Inc., a Nevada corporation and a direct wholly owned subsidiary of OPKO (“POM”), POM merged with and into the Registrant (the “Merger”), with the Registrant being the surviving corporation of the Merger. As a result of the Merger, the Registrant became a wholly owned subsidiary of OPKO.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of the Registrant’s common stock, par value $0.00001 per share (“Registrant Common Stock”), other than shares of Registrant Common Stock held by OPKO, POM, the Registrant or any wholly-owned subsidiary of OPKO or the Registrant, which were cancelled and retired immediately prior to the Effective Time, was converted into the right to receive 0.9951 of a share (the “Exchange Ratio”) of common stock, par value $0.01 per share, of OPKO (the “OPKO Common Stock”). No fractional shares of OPKO Common Stock will be issued to the Registrant’s stockholders in connection with the Merger. Instead, a stockholder of the Registrant who would otherwise be entitled to a fractional share (after taking into account all certificates delivered by such stockholder) will receive one full share of OPKO Common Stock in lieu of such fractional share.

Pursuant to the Merger Agreement, at the Effective Time, each outstanding option to purchase shares of Registrant Common Stock (each, a “Registrant Stock Option”) that was outstanding and unexercised immediately prior to the Effective Time, whether or not vested, was converted into an option to purchase OPKO Common Stock and was assumed by OPKO in accordance with the terms of the applicable equity incentive plan of the Registrant and the terms of the contract evidencing such Registrant Stock Option. The number of shares of OPKO Common Stock subject to each assumed Registrant Stock Option was adjusted to an amount equal to the product of (a) the number of shares of Registrant Common Stock subject to such Registrant Stock Option immediately before the Effective Time and (b) the Exchange Ratio, rounded down to the nearest whole share. The per share exercise price for shares of OPKO Common Stock under each assumed Registrant Stock Option was adjusted to a price equal to the quotient of (a) the per share exercise price of such Registrant Stock Option and (b) the Exchange Ratio, rounded up to the nearest whole cent.

Pursuant to the Merger Agreement, at the Effective Time, each warrant to purchase shares of Registrant Common Stock (each, a “Registrant Warrant”) that was outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable at such time, was converted into a warrant to purchase OPKO Common Stock and OPKO assumed such warrant in accordance with the terms thereof. The number of shares of OPKO Common Stock subject to each assumed Registrant Warrant was adjusted to an amount equal to the product of (a) the number of shares of Registrant Common Stock subject to such Registrant Warrant immediately before the Effective Time and (b) the Exchange Ratio, rounded up to the nearest whole share. The per share exercise price for shares of OPKO Common Stock under each assumed Registrant Warrant was adjusted to a price equal to the quotient of (a) the per share exercise price of such Registrant Warrant and (b) the Exchange Ratio, rounded up to the nearest whole cent.

As a result of the Merger, the offering of securities of the Registrant pursuant to the Registration Statement has been terminated. Pursuant to the Registrant’s undertaking in Part II, Item 17 in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove and withdraw from registration all unsold shares of Registrant Common Stock registered under the Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nes-Ziona, State of Israel, on September 6, 2013.

PROLOR BIOTECH, INC.
By:	Shai Novik
	Name:	Shai Novik
	Title:	President

     No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.